Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2025 SECOND QUARTER FINANCIAL RESULTS

Coatesville, Pennsylvania, July 23, 2025 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $640,000 for the three months ended June 30, 2025 and $1.1 million for the six months ended June 30, 2025 compared to $370,000 and $687,000, respectively, for the same periods in 2024. Diluted earnings per share were $0.27 for the second quarter of 2025 and $0.48 for the first six months of 2025 compared to $0.16 and $0.29, respectively, for the same periods in 2024.

Year to Date and Quarterly 2025 Highlights:

●	Earnings increased 62.0%, with net income of $1.1 million for the six months ended June 30, 2025 from $687,000 for the six months ended June 30, 2024.
●	Net interest income grew by 17.1% to $6.3 million for the six months ended June 30, 2025 from $5.4 million for the six months ended June 30, 2024.
●	Net interest margin improved 34 basis points to 2.88% for the three months ended June 30, 2025 from 2.54% for the three months ended June 30, 2024.
●	Accumulated other comprehensive loss decreased by 98.9% to $12,000 at June 30, 2025 compared to $1.1 million at June 30, 2024, accounting for less than 0.1% of total stockholders’ equity at June 30, 2025.
●	Noninterest expense increased by 7.6% to $5.4 million for the six months ended June 30, 2025 from $5.0 million for the six months ended June 30, 2024.
●	Allowance for credit losses remained strong at 1.25% of loans outstanding at June 30, 2025 consistent with 1.25% of loans outstanding at December 31, 2024.
●	The remaining weighted average life of our debt securities available-for-sale portfolio remained short at 2.86 years at June 30, 2025.
●	Book value per common share increased by $1.58 to $19.73 at June 30, 2025 from $18.15 at June 30, 2024.

Income Statement

Net interest income was $3.3 million for the three months ended June 30, 2025 and $6.3 million for the six months ended June 30, 2025 compared to $2.8 million and $5.4 million, respectively, for the same periods in 2024. The increase for the three and six months ended June 30, 2025 compared to the same periods in 2024 was primarily due to increases in interest income on loans and securities and decreases in interest expense on borrowings and deposits, partially offset by the decrease in interest income on cash and federal funds sold. Interest income on loans for the three months ended June 30, 2025 included recognition of interest on two nonaccrual loans that were

Exhibit 99.1

paid off for $41,000 during the current quarter. Interest income on loans for the six months ended June 30, 2025 included a prepayment penalty of $149,000 that was recognized on the payoff of a loan and the $41,000 of interest from the two nonaccrual loan payoffs noted above. The decrease in the interest expense on borrowings and deposits for both current periods was driven by a decrease in the average rate paid on borrowings and deposits. The decrease in the interest income on cash and federal funds sold for both current periods was driven by a decrease in average volume, partially offset by an increase in average rate.

The Company recorded a provision for credit losses of $40,000 for the three months ended June 30, 2025 and $101,000 for the six months ended June 30, 2025 compared to provision for credit losses of $17,000 and reversal of provision for credit losses of $67,000, respectively, for the same periods in 2024. The increase in provision for credit losses for the three and six months ended June 30, 2025 was primarily due to changes in the mix of loans and growth during the current periods and a higher required allowance for unfunded commitments. There were no loan charge-offs during the first six months of 2025 or 2024 and $6,000 of overdraft protection charge-offs for the six months ended June 30, 2024. There were recoveries of $27,000 for the three months ended June 30, 2025 and $52,000 for the six months ended June 30, 2025 compared to $5,000 and $9,000, respectively, for the same periods in 2024. Delinquencies remain benign, reserves are deemed to be adequate as of June 30, 2025 and the allowance coverage ratio remained strong. The allowance for credit losses was $4.5 million, or 1.25%, of loans outstanding at June 30, 2025 as compared to $4.4 million, or 1.25%, of loans outstanding at December 31, 2024. Total non-performing loans decreased $219,000, to $903,000 at June 30, 2025 from $1.1 million at December 31, 2024. The non-performing loans to total loans ratio decreased by seven basis points to 0.25% at June 30, 2025 from 0.32% as of December 31, 2024. We continued to receive payments on all of our non-performing loans during the first six months of 2025.

Noninterest income was $281,000 for the three months ended June 30, 2025 and $535,000 for the six months ended June 30, 2025 compared to $190,000 and $377,000, respectively, for the same periods in 2024. The primary reason for the increase in noninterest income for the three and six months ended June 30, 2025 as compared to the same prior year periods was due to an increase in other income of $77,000 and $122,000, respectively, due to higher swap fees earned during the periods in 2025 compared to 2024. In addition, for the six months ended June 30, 2025, the gain on equity securities increased $27,000 due to unrealized gains in 2025 as compared to unrealized losses in 2024.

Noninterest expense was $2.7 million for the three months ended June 30, 2025 and $5.4 million for the six months ended June 30, 2025 compared to $2.5 million and $5.0 million, respectively, for the same periods in 2024. The increase for the three and six months ended June 30, 2025 was primarily due to increases in salaries and employee benefits and occupancy and equipment expenses, partially offset by a decrease in data and item processing expense.

Balance Sheet

Total assets increased $12.8 million or 2.8% to $464.1 million at June 30, 2025 from $451.3 million at December 31, 2024. The increase in assets was primarily due to an increase in cash and

Exhibit 99.1

cash equivalents and loans receivable, partially offset by a decrease in debt securities available-for-sale. Cash and cash equivalents increased 48.0% to $55.9 million at June 30, 2025 from $37.8 million at December 31, 2024 as a result of maturities of securities during the first quarter of 2025 and deposit growth. Gross loans increased $8.7 million or 2.5% to $358.4 million at June 30, 2025 from $349.8 million at December 31, 2024, primarily as a result of an increase in the commercial real estate portfolio, partially offset by a decrease in consumer and other loans, commercial and industrial loans and construction loans as the Bank continues its focus on commercial real estate lending. Management is monitoring the commercial real estate portfolio and concentrations, assessing their associated risks. As part of its risk management process, the Bank segments and stress tests its non-owner occupied commercial real estate portfolio.

Debt securities available-for-sale decreased $14.7 million or 29.2% to $35.6 million at June 30, 2025 from $50.3 million at December 31, 2024 as a result of short-term treasury securities purchased during the fourth quarter of 2024 maturing in the first quarter of 2025 with the majority of the proceeds remaining in cash and cash equivalents as of June 30, 2025. The remaining weighted average life of our debt securities available-for-sale portfolio was 2.86 years at June 30, 2025.

We experienced deposit growth of $9.2 million or 2.6% to $363.4 million at June 30, 2025 from $354.2 million at December 31, 2024. Uninsured and uncollateralized deposits totaled approximately $39.1 million or 10.8% of the Bank’s total deposits, as of June 30, 2025. The Company maintains highly liquid sources of available funds in addition to cash and cash equivalents, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as unpledged available-for-sale debt securities. At June 30, 2025, available funding from these sources totaled 541.8% of uninsured and uncollateralized deposits. Stockholders’ equity increased $1.7 million to $50.3 million at June 30, 2025 from $48.7 million at December 31, 2024 primarily as a result of year to date net income of $1.1 million and a decrease of $293,000 in accumulated other comprehensive loss. The Company’s accumulated other comprehensive loss resulting from the unrealized losses on debt securities available-for-sale was less than 0.1% of total stockholders’ equity at June 30, 2025. The Bank’s stand-alone stockholders’ equity increased $1.7 million to $43.9 million at June 30, 2025 from $42.2 million at December 31, 2024 primarily as a result of year to date 2025 net income for the Bank.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect

Exhibit 99.1

to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; tariffs; changes in government regulations affecting financial institutions, including regulatory compliance costs; geopolitical instability and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy, including completion of its proposed merger; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and one loan production office in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024

Interest and dividend income	$6,258	$5,967	$5,935	$6,011	$5,931
Interest expense	2,985	2,897	3,085	3,185	3,145
Net interest income	3,273	3,070	2,850	2,826	2,786
Provision for credit losses	40	61	(4)	34	17
Noninterest income	281	254	662	274	190
Noninterest expense	2,702	2,661	2,661	2,551	2,487
Income before income taxes	812	602	855	515	472
Income taxes	172	129	174	111	102
Net income	640	473	681	404	370

Earnings per common share - basic	$0.28	$0.20	$0.30	$0.18	$0.16
Earnings per common share - diluted	$0.27	$0.20	$0.29	$0.18	$0.16

Earnings Summary (for the six months ended)
	June 30,	June 30,
	2025	2024

Interest and dividend income	$12,225	$11,545
Interest expense	5,882	6,127
Net interest income	6,343	5,418
Provision for credit losses	101	(67)
Noninterest income	535	377
Noninterest expense	5,363	4,985
Income before income taxes	1,414	877
Income taxes	301	190
Net income	1,113	687

Earnings per common share - basic	$0.48	$0.29
Earnings per common share - diluted	$0.48	$0.29

Exhibit 99.1

Balance Sheet Highlights (as of)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024

Total assets	$464,127	$467,105	$451,317	$452,857	$449,045
Cash and cash equivalents	55,906	62,750	37,777	54,519	54,731
Debt securities available-for-sale, at fair value	35,600	38,514	50,296	36,381	36,068
Loans receivable, net of allowance for credit losses	353,324	346,688	344,813	344,123	339,999
Deposits	363,421	367,627	354,190	354,795	346,960
Total stockholders’ equity	50,345	49,518	48,658	47,692	46,600
Accumulated other comprehensive loss	(12)	(59)	(305)	(313)	(1,080)

Exhibit 99.1

Performance Ratios (as of and for the three months ended)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024

Return on average assets (annualized)	0.55%	0.43%	0.61%	0.36%	0.33%
Return on average equity (annualized)	5.13%	3.89%	5.62%	3.41%	2.80%
Net interest margin (annualized)	2.88%	2.85%	2.59%	2.57%	2.54%
Allowance to non-accrual loans	498.12%	406.49%	388.24%	348.82%	353.77%
Allowance to total loans outstanding at the end of the period	1.25%	1.26%	1.25%	1.27%	1.30%
Net charge-offs to average loans outstanding during the period (annualized)	—%	—%	0.11%	0.12%	—%
Total non-performing loans to total loans	0.25%	0.31%	0.32%	0.36%	0.37%
Total non-accrual loans to total loans	0.25%	0.31%	0.32%	0.36%	0.37%
Total non-performing assets to total assets	0.19%	0.23%	0.25%	0.28%	0.28%
Total capital (to risk-weighted assets)	13.39%	13.48%	13.50%	13.65%	13.96%
Tier 1 capital (to average assets)	9.46%	9.71%	9.60%	9.37%	9.20%
Book value per common share	$19.73	$19.40	$19.07	$18.69	$18.15
Tangible book value per common share*	$19.73	$19.40	$19.07	$18.69	$18.15
Tangible book value per common share excluding accumulated other comprehensive loss*	$19.73	$19.42	$19.19	$18.81	$18.57

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share and tangible book value per common share excluding accumulated other comprehensive loss. Book value is equal to tangible book value due to the Company having no intangible assets.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024

Tangible common equity	$50,345	$49,518	$48,658	$47,692	$46,600
Adjustment for accumulated other comprehensive loss	$(12)	$(59)	$(305)	$(313)	$(1,080)
Tangible common equity excluding accumulated other comprehensive loss	$50,357	$49,577	$48,963	$48,005	$47,680
Common shares outstanding	2,552,315	2,552,315	2,552,115	2,552,115	2,567,115
Tangible book value per common share	$19.73	$19.40	$19.07	$18.69	$18.15
Tangible book value per common share excluding accumulated other comprehensive loss	$19.73	$19.42	$19.19	$18.81	$18.57